Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of At Home Group Inc. pertaining to the Amended and Restated At Home Group Inc. Equity Incentive Plan of our reports dated March 24, 2021, with respect to the consolidated financial statements and schedule of At Home Group Inc. and the effectiveness of internal control over financial reporting of At Home Group Inc. included in its Annual Report (Form 10-K) for the fiscal year ended January 30, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

March 24, 2021